United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2012

CHINA GREEN AGRICULTURE, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-18606	36-3526027
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3rd Floor, Borough A, Block A.
No.181 South Taibai Road
Xi’an, Shaanxi Province
People’s Republic of China 710065
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:	(011)-86-29-88266368

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2012 Employee Stock Purchase Plan

On August 9, 2012 the Board of Directors (the “Board”) of China Green Agriculture, Inc., a Nevada corporation (the “Company”) adopted the Company’s 2012 Employee Stock Purchase Plan (the “ESPP”), which became effective as of such date.

A summary of the principal provisions of the ESPP is set forth below.  This summary is qualified by reference to the full text of the ESPP, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The aggregate number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that may be issued under the ESPP is 1,250,000 shares, subject to proportionate adjustment in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company, under which circumstances, the class(es) and number of shares and price per share of stock subject to outstanding rights, may also be adjusted by the Board or the Committee, as defined below.

The ESPP will be administered by the Board unless and until the Board delegates administration to a committee composed of two or more non-employee directors (the “Committee”).  All later references to “the Board” in this report are deemed to include the Committee, if the Board delegates the Committee to administer the ESPP later on. All questions of interpretation of the ESPP, of any form of agreement or other document employed by the Company in the administration of the ESPP, or of any purchase right will be determined by the Board, and such determinations will be final and binding on all persons.

Any employee of the Company or any parent (if any) and subsidiary corporation of the Company (the “Affiliate”), who is not a natural person resident in the United States, who has been in the employ of the Company or any Affiliate for such continuous period as required by the Board preceding the grant of rights under the ESPP is eligible to participate in the ESPP during the applicable offering period, subject to administrative rules established by Board.

The ESPP is implemented by sequential offerings, the commencement and duration of which will be determined by the Board.  The purchase price at which each share of Common Stock may be acquired in an offering period upon the exercise of all or any portion of a purchase right will be established by the Board.  However, the purchase price on each purchase date will not be less than the fair market value of a share of Common Stock on the purchase date.

The ESPP, as adopted by the Board, is not subject to shareholders approval because (i) the purchase price of the stock to be acquired pursuant to rights granted under the ESPP shall be no less than the fair market value of the stock on the purchase date of the stock, (ii) the number of shares of Common Stock to be reserved under the ESPP is less than 20% of the total outstanding shares of Common Stock, (iii) the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code; and (iv) the Company acknowledges the obligations of the officers under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but decided not to utilize the exemption afforded under Rule 16b-3 promulgated under the Exchange Act.

Subject to certain limitations set forth in the ESPP, the Board may at any time, and from time to time, amend the ESPP or the terms of one or more offerings, suspend or terminate the ESPP.  In addition, certain amendments to the ESPP, including the amendment to increase the number of shares reserved for rights under the ESPP, must be approved by the Company’s stockholders within twelve months before or after the adoption of the amendment.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description

10.1	China Green Agriculture, Inc. 2012 Employee Stock Purchase Plan, effective as of August 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2012

CHINA GREEN AGRICULTURE, INC.
(Registrant)

By	/s/ Tao Li
Tao Li,
President and Chief Executive Officer